Exhibit 99.1

Discovery Labs Aerosolization Program Yields Potential New Product Offering: AFECTAIRTM

Proprietary Patient Interface Technology Simplifies Delivery of Aerosolized Medications to Patients Requiring Ventilatory Support – Conference Call to be held today at 10:00 a.m. (EDT)

Warrington, PA — July 29, 2011 — Discovery Laboratories, Inc. (NASDAQ: DSCO), a specialty biotechnology company dedicated to improving the standard of respiratory critical care through its KL4 surfactant and aerosolized drug delivery technology platform, today announced its intent to seek regulatory approval to market AFECTAIR, a potential new product offering.  AFECTAIR originates from the AEROSURF® development program and is a proprietary disposable patient interface adapter that simplifies the delivery of any aerosolized medication to critical-care patients requiring ventilatory support from either intermittent mechanical ventilation or continuous positive airway pressure.  According to national health statistics and market assessment data recently obtained from an independent consulting firm, it is estimated that more than 1.3 million patients annually in the United States and European Union receive aerosolized medications while requiring ventilator support.  Discovery Labs will host a conference call today at 10:00 AM EDT to introduce AFECTAIR and provide additional insight into the utility and commercial potential of this technology.  Conference call details are below.

“We are excited about the prospect of expanding the Discovery Labs’ pipeline through our AFECTAIR patient interface technology, a product that emerged as a result of the outstanding work being done to advance AEROSURF,” said W. Thomas Amick, Chairman of the Board and Chief Executive Officer, Discovery Labs.  “With both AFECTAIR and SURFAXIN potentially arriving on the market in 2012, we are making great progress toward our goal of improving the standard of respiratory critical care.”

In addition to its ongoing efforts to gain approval from the U.S. Food and Drug Administration (FDA) to market SURFAXIN® for the prevention of respiratory distress syndrome (RDS) in premature infants, Discovery Labs has made advancements in the delivery of aerosolized KL4 surfactant to critical care patients through the AEROSURF program.  In connection with that program, Discovery Labs developed AFECTAIR, a disposable patient interface adapter that introduces aerosolized medications into the ventilator airflow close to the patient and reduces the number of connections to the ventilator circuitry without compromising ventilatory support.  To date, studies suggest that the AFECTAIR technology is an effective option for delivering aerosolized medicine to all patients receiving ventilator support while providing healthcare professionals with a simplified alternative to conventional methods. Discovery Labs expects to file for market authorization of the initial AFECTAIR product in the United States in the fourth quarter of 2011, and in the European Union in the first half of 2012.  If approved, Discovery Labs believes that it may be in a position to introduce the AFECTAIR product line in both markets in 2012.

“We have completed and are encouraged by our comprehensive assessment of the operational, regulatory, and commercial landscape for AFECTAIR”, said John G. Cooper, President and Chief Financial Officer, Discovery Labs, “Through consultation with independent experts, we believe that AFECTAIR represents an incremental revenue opportunity of approximately $50-75 million, which could provide a source of non-dilutive funds to further support the development of our KL4 surfactant pipeline.”

AFECTAIR product attributes and performance data will be presented at multiple medical conferences in 2011 and 2012.

CONFERENCE CALL DETAILS

Discovery Labs will hold a conference call today at 10:00 AM EDT to further discuss the foregoing.  The call in number is (866) 332-5218.  The international call in number is (706) 679-3237.  This audio webcast will be available through a live broadcast on the Internet at https://us.meeting-stream.com/discoverylaboratories_072811 and www.discoverylabs.com.  The replay number to hear the conference call is (855) 859-2056 or (404) 537-3406.  The passcode is 86703037.

ABOUT SURFAXIN

SURFAXIN® (lucinactant intratracheal suspension) is Discovery Labs’ lead product based on its proprietary KL4 surfactant technology and represents the first synthetic, peptide-containing surfactant that, if approved, will provide healthcare practitioners with an alternative therapy to the currently-approved, animal-derived surfactants that are standard of care today. The safety and efficacy of SURFAXIN for the prevention of RDS has previously been demonstrated in a comprehensive Phase 3 clinical program.  Discovery Labs filed a New Drug Application (NDA) for SURFAXIN for the prevention of RDS in premature infants and received a Complete Response Letter from the FDA in April 2009.  Discovery Labs anticipates filing response to the Complete Response Letter in the third quarter of 2011, which after a six-month FDA review period, could lead to the potential approval of Surfaxin as early as the first quarter of 2012.

ABOUT AEROSURF

AEROSURF® (lucinactant for inhalation), the company’s initial aerosolized KL4 surfactant product, is under development for the prevention of RDS in premature infants.  Through effective delivery of aerosolized KL4 surfactant using Discovery Labs’ proprietary capillary aerosolization technology and related patient interface technology, AEROSURF may significantly expand the surfactant-eligible treatment population by providing neonatologists with a means of administering surfactant without the risks currently associated with surfactant administration, which requires invasive endotracheal intubation and mechanical ventilation.

ABOUT DISCOVERY LABS

Discovery Laboratories, Inc. is a specialty biotechnology company with one focus – to create life-saving products for patients with respiratory disease and improve the standard of care for pulmonary medicine.  Discovery Labs’ novel proprietary KL4 surfactant technology produces a synthetic, peptide-containing surfactant that is structurally similar to pulmonary surfactant and is being developed in liquid, lyophilized and aerosol formulations. Discovery Labs is also developing its proprietary drug delivery technologies – capillary aerosol generator and novel patient interface adapters – to enable efficient, targeted upper respiratory or alveolar delivery of aerosolized KL4 surfactant.  Discovery Labs believes that its proprietary technology makes it possible, for the first time, to develop a significant pipeline of surfactant products to address a variety of respiratory diseases for which there frequently are few or no approved therapies. For more information, please visit our website at www.Discoverylabs.com.

Forward-Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.  Examples of such risks and uncertainties, including those related to AFECTAIR, are described in Discovery Labs’ filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.  Any forward-looking statement in this release speaks only as of the date on which it is made. The Company assumes no obligation to update or revise any forward-looking statements.

Contact Information:

Media Relations:  Michael Parks, Vox Medica, Inc. - 484.356.7105

Investor Relations:  John G. Cooper, President and Chief Financial Officer
215.488.9490